SUBSIDIARIES OF THE REGISTRANT


NAME                          STATE OR JURISDICTION OF INCORPORATION


AEL Foreign Sales Corp.       U.S. Virgin Islands

AEL International Marketing
Services, Inc.                Delaware

UltraVest Corp.               Delaware